EXHIBIT 3(i)
                                  ------------


                                  AMENDMENT TO

                        THE ARTICLES OF INCORPORATION OF

                              SNELLING TRAVEL, INC.
                              A Nevada Corporation

KNOW ALL MEN BY THESE PRESENTS that the undersigned director being a natural person desires to file this Amendment to the Articles of Incorporation of Tomahawk Industries, Inc., under the laws of the State of Nevada, and does hereby sign, verify and deliver to the Secretary of State of the State of Nevada the following:

FIRST: ARTICLE I of the Articles of incorporation as now filed is stricken in its entirety, and the following ARTICLE I is substituted therefore as if it had been part of the original Articles of Incorporation;

                                    ARTICLE I

ARTICLE I. Name.   The name of the Corporation is:
           ----

                              SNELLING TRAVEL, INC.

SECOND: The undersigned hereby affirms that the above amendments to the Articles of Incorporation were adopted by the Company's Board of Directors on the ___th day of August, 2002, and were further approved and ratified by the holders of 65.4% of the shares entitled to vote, and was done by written consent; a sufficient number of shares were cast in favor of the amendments.

     In witness whereof, the undersigned has set his hand and seal this __ day of August, 2002.



                                                   _______________, Chairman